Ex. 99.2

VIASPACE, INC.
382 N. Lemon Ave., Suite 364
Walnut, CA 91789

December 1, 2014

Kevin L. Schewe, MD, FACRO
President
Bad Love Cosmetics Company, LLC
5195 Marshall Street
Arvada, Colorado 80002

RE: Elite Therapeutics

Dear Kevin:

VIASPACE, Inc. (“VIASPACE” or the “Purchaser”) is pleased to submit this Letter of Intent (“LOI”) regarding the acquisition (the “Transaction”) of 100% of the outstanding membership interests of Bad Love Cosmetics Company, LLC DBA Elite Therapeutics (“Elite” or the “Company”).

The Purchaser will pay a total consideration to be negotiated and discussed by the parties (the “Purchase Price”) made payable in newly-issued shares of VIASPACE common stock, valued at the average trading price during the 12 months prior to execution of the Definitive Agreement (as defined below), subject to adjustments as set forth in this Letter of Intent, the satisfactory completion of due diligence and to the terms and conditions of a definitive agreement (“Definitive Agreement”). This Letter of Intent will serve to outline the mutual intentions and obligations of the Purchaser and the Company and its major shareholders (collectively the “Sellers”) prior to execution and delivery of the Definitive Agreement.

Except for Section 4 (which is intended to be legally binding), this Letter of Intent is a statement of mutual intention and not legally binding and does not constitute a binding contractual commitment with respect to any Transaction

1.	Transaction

The Transaction would entail the acquisition by stock purchase, merger, recapitalization or other means of 100% of the outstanding membership interests of the Company on a debt free, cash free basis; free and clear of any liens, claims or other encumbrances and as detailed in the portion of this letter detailing the requisite closing conditions. The exact structure of the Transaction will be determined after an analysis of tax and other considerations.

2.	Purchase Price

The Purchaser is prepared, subject to satisfactory completion of due diligence, to purchase 100% of the outstanding membership interests of the Company with shares of VIASPACE, Inc. Common Stock. The exact number of shares shall be determined by the parties at a later time following review of the due diligence by each party.

3.	Closing Conditions

The parties to this Letter of Intent will endeavor to finalize a Definitive Agreement defining the Transaction with such provisions as may be mutually agreed upon within one hundred and twenty (120) days of the execution of this Letter of Intent. The Purchaser believes that a simultaneous signing and closing is the most efficient manner in which to close the Transaction.

Prior to the execution of the Definitive Agreement and Closing, the following conditions shall be satisfied:

a)	Satisfactory completion of financial, operational and legal due diligence by the Purchaser.

b)	Securing of a satisfactory transition agreement with the Company’s current President including a one (1) year employment agreement.

c)	Execution of acceptable employment agreements with key members of the Company’s current management team.

d)	The Company and Sellers shall have complied with customary pre-closing covenants including the operation of the Company only in the ordinary course.

e)	There shall have been no material adverse change in the business, assets, operations or prospects of the Company since the last balance sheet, relative to the state of the Company as of the date of this Letter of Intent. The Sellers shall notify the Purchaser of any such material changes.

The Definitive Agreement will contain the following basic terms, without limitation:

a)	Representations and Warranties

The Purchaser requires that the Sellers provide customary representations and warranties, including corporate existence; corporate authority; governmental approvals and consents; financial statements; absence of liabilities; real and personal properties; accounts receivable; accounts and notes payable; warranties of products; product liability; inventory; customers and suppliers; contracts; litigation; agencies; intellectual property rights; insurance; tax matters; labor, employment and benefits; contracts; compliance with laws and regulations; affiliate transactions; certain practices; finders, brokers; environmental and safety matters; and full disclosure.

b)	Indemnification

The Sellers shall indemnify the Purchaser against any excluded liabilities or breach of representations or warranties.

c)	Closing

Closing of the Transaction is targeted to close within one hundred and twenty (120) days of the signing of this Letter of Intent. The Closing may not occur after one hundred and twenty (120) days from the signing of this Letter of Intent (the “Expiration Date”) without the mutual consent of the Purchaser and the Sellers.

4.	Binding Terms of this Letter of Intent

a.	Access to Information

To the extent reasonably required for the purpose of the Letter of Intent, and subject to the provisions of, and Purchaser’s compliance any Confidentiality Agreement previously executed, each party will cause the other party, its counsel, accountants, certain insurance brokers, lenders, and all other reasonable representatives of the other party (“Representatives”) to have access, during normal business hours, prior to the Expiration Date, to all of the properties, books, contracts, and records of the first party, and will cause to be furnished to the other party and its Representatives all such information concerning the affairs of the first party or such Representatives may reasonably request. Each of the Representatives shall be bound by the Confidentiality Agreement between Purchaser and the Company.

At all reasonable times during normal business hours, each party, and its Representatives shall have access, prior to the Expiration Date, to discuss the affairs of the other party with the management of the other party and with the designated advisors.

b.	Operation of Business in Ordinary Course

The Sellers (i) shall operate the Company only in the ordinary course of business consistent with past practice, to retain the goodwill of the Company’s suppliers, customers, distributors, and employees and to maintain its property in good repair, order and condition; (ii) except in ordinary course of business, will not enter into any material contract or materially amend any material contract with respect to the Company or make any material increase in the compensation arrangements for any of the Company’s officers or employees; and (iii) will maintain the Company’s books, accounts and records in the usual, regular and ordinary manner and on a basis consistent with past practices.

c.	Counterparts

This letter may be executed in one or more counterparts which when taken together shall constitute but a single instrument.

d.	Public Disclosure

No party will make any disclosure of the existence of this Letter of Intent or any terms of this Letter of Intent without the consent of the other party, unless required by law.

e.	Legal Effect

This Letter of Intent is intended to be a statement of the mutual interest of the parties with respect to a possible Transaction and is subject to execution and delivery of a mutually satisfactory Definitive Agreement. Nothing herein shall constitute a binding commitment of either party except for the agreements in this Section 4. The parties will become legally obligated with respect to the Transaction (other than this Section 4) only in accordance with the terms contained in the Definitive Agreement relating thereto if, as and when such document has been executed and delivered by the parties. Each party agrees that this letter shall be governed by the laws of the State of California, without giving effect to conflicts of laws principles.

f.	Expenses

Each party agrees to pay its own expenses in conjunction with this Agreement.

To indicate your acceptance to this Letter of Intent please sign and date below, and return signed copy to above contact prior to 5:00 pm Pacific Time, November 26, 2014.

Sincerely,

By: /S/ CARL KUKKONEN

Dr. Carl Kukkonen

CEO

VIASPACE, Inc.

Accepted this       26       day of November, 2014

By: /S/ KEVIN L. SCHEWE—Kevin L. Schewe, MD, FACRO
as President and major Shareholder of

Bad Love Cosmetics Company, LLC